                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant / X /

Filed by a party other than the Registrant /  /

Check the appropriate box:

/   /  Preliminary Proxy Statement

/   /  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))

/ X /  Definitive Proxy Statement

/  /   Definitive Additional Materials

/  /   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                      THE ST. PAUL COMPANIES, INC.
------------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X /   No fee required.

/  /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
       and 0-11

       (1) Title of each class of securities to which transaction applies:

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       (2) Aggregate number of securities to which transaction applies:

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       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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       (5) Total fee paid:

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/  /   Fee paid previously with preliminary materials.

/  /   Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

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
   [LOGO]

THE ST. PAUL COMPANIES, INC.
385 Washington Street, St. Paul, MN 55102
Telephone (612) 310-7911

                                                                  March 19, 1997
Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders of your Company. The meeting will be held on Tuesday, May 6, 1997, at 2:00 P.M. (Central Daylight Time) at the office of the Company, 385 Washington Street, St. Paul, Minnesota.

We suggest that you carefully read the Notice of Annual Meeting and the Proxy Statement which you will find on the following pages.

It is important that your shares be represented at the meeting, regardless of the size of your holding. Therefore, we urge you to PLEASE VOTE, SIGN, DATE AND RETURN AS SOON AS POSSIBLE the enclosed proxy form in the postage-paid envelope provided. This should be done whether or not you now plan to attend the meeting. The proxy may be withdrawn if you decide later to attend the meeting and vote in person.

                                  Sincerely,

                                      [SIGNATURE]
                                  Douglas W. Leatherdale
                                  Chairman, President and
                                  Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the Shareholders of The St. Paul Companies, Inc. will be held on Tuesday, May 6, 1997, at 2:00 P.M. (Central Daylight Time) at the office of the Company, 385 Washington Street, St. Paul, MN 55102, for the following purposes:

    1.  To elect a Board of thirteen Directors;

    2. To act on the proposal to ratify the selection of KPMG Peat Marwick LLP as the independent auditors of the Company;

    3. To act on the proposal to approve the Company's Special Leveraged Stock Purchase Program; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders are invited to attend, although only those shareholders of record at the close of business on March 10, 1997, will be entitled to vote at the meeting. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the meeting. PLEASE VOTE, SIGN AND DATE THE ACCOMPANYING PROXY FORM AND RETURN IT IN THE STAMPED, SELF-ADDRESSED ENVELOPE ENCLOSED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                                      [SIGNATURE]

                                          Bruce A. Backberg
                                           Vice President and
                                           Corporate Secretary

March 19, 1997

                                PROXY STATEMENT
                          THE ST. PAUL COMPANIES, INC.
                   385 WASHINGTON STREET, ST. PAUL, MN 55102

This Proxy Statement is being mailed first to the shareholders of The St. Paul Companies, Inc. (the "Company") on or about March 19, 1997. The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Shareholders' Meeting to be held May 6, 1997, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any proxy may be revoked at any time before it has been voted by giving written notice to the Corporate Secretary of the Company, by a duly executed and presented proxy bearing a later date, or by voting in person at the meeting.

The cost of soliciting proxies will be paid by the Company. In addition to solicitations by mail, officers and employees of the Company may solicit proxies personally or by telephone, telegraph or other means without additional compensation. Arrangements also will be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. D.
F. King & Co., Inc., New York, N.Y., has been engaged by the Company to assist in the solicitation of proxies for an anticipated fee of approximately $7,500, plus out-of-pocket costs and expenses.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Shareholders' Meeting has been established as the close of business on March 10, 1997. At that time there were 83,489,311 shares of common stock and 982,201 shares of Series B convertible preferred stock outstanding which are entitled to vote at the meeting. The holders of common stock and Series B convertible preferred stock vote as one class. Each share of common stock is entitled to one vote, and each share of Series B convertible preferred stock is entitled to four votes.

The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the meeting is required for (a) the election of directors, (b) ratification of the selection of KPMG Peat Marwick LLP as independent auditors, (c) approval of the Company's Special Leveraged Stock Purchase Program and (d) the approval of such other matters as may properly come before the meeting.

Under Minnesota law and the Company's bylaws, the presence in person or by proxy of a majority of the voting power of the shares of common stock and Series B convertible preferred stock entitled to vote constitutes the quorum necessary for shareholders to take action at the Annual Shareholders' Meeting. Shares represented in person or by proxy at the Annual Shareholders' Meeting will be counted for quorum purposes regardless of whether the shareholder or proxy fails to vote on a particular proposal (an "abstention") or whether a broker with discretionary authority fails to exercise such authority with respect to a particular proposal (a "broker nonvote"). For purposes of determining whether a proposal has been approved, an abstention or nonvote (including a broker nonvote) with regard to a particular proposal will not be counted as a vote in favor of such proposal and, as a result, will have the effect of a vote against such proposal.

                             ELECTION OF DIRECTORS

Pursuant to the provisions of the Company's bylaws, the Board of Directors has set the number of directors at 13, effective September 4, 1996. The 13 directors to be elected at the Annual Shareholders' Meeting will hold office until the Annual Shareholders' Meeting in 1998 or until their successors are duly elected and qualified. Unless otherwise instructed by the shareholders, it is the intention of the persons named in the accompanying proxy (the "proxy holders") to vote the proxies held by them for the election of the 13 nominees named in the "Nominees for Directors" table. The proxies cannot be voted for more than 13 candidates for director. However, if any of the 13 nominees shall not be a candidate for election at the time of the meeting (a contingency which the Board of Directors does not expect to occur), such proxies may be voted in accordance with the best judgment of the proxy holders.

With the exception of Mr. John, all of the nominees are presently directors of the Company and were elected at the 1996 Annual Shareholders' Meeting. Mr. John was elected by the Board on September 4, 1996, and is being nominated for election by shareholders for the first time at the May 6, 1997, meeting.

NOMINEES FOR DIRECTORS

                                                 PRESENT PRINCIPAL          DIRECTOR      OTHER PUBLIC CORPORATION
            NAME                  AGE              OCCUPATION(A)             SINCE              DIRECTORSHIPS
-----------------------------     ---     -------------------------------  ----------  -------------------------------
Michael R. Bonsignore(b)          55      Chairman and Chief Executive         8-6-91  Honeywell Inc.;
                                          Officer, Honeywell Inc.                      Donaldson Company;
                                          (manufacturer of automation and              Cargill, Incorporated (private
                                          control systems)                             corporation)

John H. Dasburg                   54      President and Chief Executive        2-2-94  Northwest Airlines, Inc.; Owens
                                          Officer, Northwest Airlines,                 Corning Fiberglass Corporation
                                          Inc.

W. John Driscoll                  68      Retired President and Chairman,     9-21-70  Comshare, Incorporated;
                                          Rock Island Company (private                 Northern States Power Company;
                                          investment company)                          Weyerhaeuser Company;
                                                                                       The John Nuveen Company;
                                                                                       Taylor Investment Corporation

                                                 PRESENT PRINCIPAL          DIRECTOR      OTHER PUBLIC CORPORATION
            NAME                  AGE              OCCUPATION(A)             SINCE              DIRECTORSHIPS
-----------------------------     ---     -------------------------------  ----------  -------------------------------
Pierson M. Grieve                 69      Chairman, Metropolitan Airports     11-5-85  Danka Business Systems PLC;
                                          Commission, State of Minnesota;              Meredith Corporation;
                                          and Retired Chairman and Chief               Norwest Corporation;
                                          Executive Officer, Ecolab Inc.               U S WEST Inc.;
                                          (developer/marketer of cleaning              Minnegasco (a division of
                                          and sanitizing products,                     NorAm)
                                          systems and services)

Ronald James(c)                   46      President and Chief Executive        5-4-93  None
                                          Officer-Human Resources Group,
                                          Ceridian Corporation
                                          (information management and
                                          employer services)

David G. John                     58      Chairman, The BOC Group PLC          9-4-96  The BOC Group PLC;
                                          (industrial gases and related                British Biotech PLC
                                          products)

William H. Kling(b)               54      President, Minnesota Public         11-7-89  Irwin Financial Corporation;
                                          Radio; and President,                        Wenger Corporation (private
                                          Greenspring Company                          corporation)
                                          (diversified media and catalog
                                          marketing)

Douglas W. Leatherdale            60      Chairman, President and Chief        5-5-81  United HealthCare Corporation;
                                          Executive Officer, The St. Paul              Northern States Power Company;
                                          Companies, Inc.                              The John Nuveen Company

Bruce K. MacLaury(d)              65      President Emeritus, The              8-4-87  American Express Bank, Ltd.;
                                          Brookings Institution (public                National Steel Corporation
                                          policy research and education)

Glen D. Nelson, M.D.              59      Vice Chairman, Medtronic, Inc.       5-5-92  Medtronic, Inc.;
                                          (manufacturer of biomedical                  ReliaStar Financial Corp.;
                                          devices)                                     Carlson Holdings, Inc. (private
                                                                                       corporation)

Anita M. Pampusch, Ph.D.          58      President, The College of St.        5-7-85  None
                                          Catherine

                                                 PRESENT PRINCIPAL          DIRECTOR      OTHER PUBLIC CORPORATION
            NAME                  AGE              OCCUPATION(A)             SINCE              DIRECTORSHIPS
-----------------------------     ---     -------------------------------  ----------  -------------------------------
Gordon M. Sprenger                59      Executive Officer, Allina            5-2-95  Medtronic, Inc.
                                          Health System (not-for-profit
                                          integrated health care system)

Patrick A. Thiele                 46      Executive Vice President, The        5-4-93  The John Nuveen Company;
                                          St. Paul Companies, Inc. and                 Wenger Corporation (private
                                          Chief Executive Officer and                  corporation)
                                          President, Worldwide Insurance
                                          Operations

------------------------

(a) Principal employment of nominees in the past five years. Mr. Bonsignore served in a number of executive offices at Honeywell Inc. for more than five years prior to assuming his current responsibilities in April of 1993. In addition to their present responsibilities, Messrs. Leatherdale and Thiele have served in a number of executive offices of the Company and as officer and director of various subsidiaries of the Company for many years. Prior to assuming his current position in January of 1996, Mr. James served U S WEST Communications, Inc. as the Regional Vice President-U S WEST and Vice President-Minnesota and as Vice President and Chief Executive Officer-Minnesota from January 1990 to September 1993. Prior to his retirement in the summer of 1995, Mr. MacLaury served as the President of The Brookings Institution. Mr. Grieve served as the Chairman, President and Chief Executive Officer of Ecolab, Inc. until August 21, 1992, when he became Chairman and Chief Executive Officer. On March 1, 1995, Mr. Grieve turned over his responsibilities as President to his successor but remained Chairman and director until his retirement as Chairman on December 31, 1995. Prior to his present position, Mr. Sprenger served as Executive Officer of HealthSpan, Inc. from 1993-1994 and as CEO of LifeSpan from 1986-1993. Mr. John served in a number of executive offices at Inchcape PLC before joining The BOC Group PLC as a non-executive Director in July, 1993. Mr. John assumed his current position of Chairman in January, 1996. All other nominees have been employed during the past five years as they presently are employed.

(b) Mr. Bonsignore and Mr. Kling both are directors of the New Perspective Fund, Inc. and EuroPacific Growth Fund. Mr. Kling is also a trustee or director of the New Economy Fund and SMALLCAP World Fund. These mutual funds are provided investment advisory services by The Capital Research and Management Company, whose parent company is The Capital Group Companies, Inc.

(c) Mr. James is a director of the five mutual funds within the Great Hall Investment Funds, Inc. group.

(d) Mr. MacLaury is a director or trustee of each of the mutual funds which are provided investment advisory services by The Vanguard Group, Inc., with the exception of Vanguard's tax-exempt mutual funds.

BOARD OF DIRECTORS COMPENSATION

During 1995, the National Association of Corporate Directors published the report of its Blue Ribbon Commission on Director Compensation. That report and its recommended "best practices" were thoroughly reviewed by the board governance committee and the Board of Directors.

The value of the director compensation program and the importance and appropriateness of each of its components is reviewed annually by the board governance committee, which considers the results of independent surveys and proxy statements of peer companies and regional corporations of comparable size. The objectives of the program are to establish and maintain a program designed to more closely align the interests of directors with shareholders and to attract and retain highly qualified directors with total pay opportunity ranking in the second quartile of comparable companies. The board governance committee reports to the full Board of Directors, which approves the program each year.

The Board of Directors has established a target for ownership of the Company's common shares at a value of five times the directors' annual retainer (currently $20,500 per year). Current directors not yet exceeding that target will make every reasonable effort to reach the target by the year 2000, and each new director will be asked to meet or exceed that target within five years of election to the Board. The Board also adopted a policy that the Company not hire a director or a director's firm to provide professional or financial services, except in exceptional circumstances with the consent of the board governance committee.

Under the Company's director compensation and insurance program, outside directors are entitled to compensation comprised of a $20,500 annual retainer, $1,000 meeting fee, options on 1,000 common shares and participation in the Directors' Retirement Plan and the Directors' Charitable Award Program. Also, outside directors who chair a committee receive an annual fee of $4,000. In addition, the Company pays the premium to provide those directors with $100,000 of group term life insurance, $200,000 of coverage under a travel-accident insurance policy and coverage under directors and officers liability insurance and fiduciary liability insurance. The components of the compensation program are described in the following paragraphs.

ANNUAL RETAINER, MEETING FEES AND COMMITTEE CHAIR FEES. Directors may elect to have their $20,500 annual retainer and/or their meeting fees and any committee chair fees paid in cash or deferred through the Directors' Deferred Compensation Plan and "invested" in a phantom common stock fund and/or a phantom prime rate income fund. Alternatively, they may direct their annual retainer into the Non-Employee Director Stock Retainer Plan. Although no shares of the Corporation's common stock are purchased for or held in the phantom common stock fund, any director who elects to have any of his or her fees directed into that fund will be deemed to have purchased shares on the date the fees would otherwise have been paid in cash. The value of that fund rises or falls as the price of common stock fluctuates in the market. Also, dividends on those phantom shares are "reinvested" in additional phantom shares. Cash distributions are made from the phantom common stock fund on predesignated dates, usually following termination of service as a director, at the market price of the common stock on the date of distribution. Currently, six outside directors have deferred at least a portion of their fees into the Directors' Deferred Compensation Plan, and four of those directors have their entire plan interest "invested" in the phantom common stock fund.

Currently, a majority of outside directors nominated for re-election direct their entire annual retainer into the Non-Employee Director Stock Retainer Plan. Under that plan, outside directors may elect to receive all or a portion of their annual retainer (currently $20,500) in the form of common shares of the Company that are subject to certain service-related restrictions as described below. Such an election will entitle a director to be issued a number of shares of restricted stock equal in value to 110 percent of the portion of the annual retainer that was elected for participation in the plan. For valuation purposes, the amount used to determine the number of restricted shares allocated to a participating director is the average of the stock's closing price on the last business day of each quarter of the calendar year. Immediately upon issuance of the restricted shares, the recipient is entitled to receive all dividends paid on the shares and to vote the shares. If, within five years from the date restricted stock is issued to an eligible director under the plan, a director's service on the Board is terminated for any reason other than death, disability or retirement, such restricted stock will be forfeited. When a director's service on the Board is terminated because of death, disability or retirement, any restrictions on stock received under the plan lapse.

STOCK OPTIONS. Under the Company's 1994 Stock Incentive Plan, annual non-qualified stock option grants covering 1,000 common shares are made at the first Board meeting of each November to each outside director. Such options are granted at the market price of the Company's stock on the date of grant. The option price is to be paid, upon exercise, in cash. Under that plan, options terminate at the earliest of 10 years after the date of grant, three years after retirement, immediately if directorship is terminated for cause, one month after any voluntary termination of service as a director other than by retirement (but the option in this case may be exercised only to the extent it was exercisable on the date of such termination), or any earlier time set by the committee at the time of option grant. Special provisions apply in the case of death of an optionee or in the case of a Change of Control, as defined below. If an option were not fully exercisable at the time of occurrence of a Change of Control, all portions of the option immediately would become exercisable in full.

"Change of Control" is defined in the 1994 Stock Incentive Plan to mean a change of control of the Company of a nature that would be required to be reported to the Securities and Exchange Commission on Form 8-K pursuant to the Securities Exchange Act of 1934 ("'34 Act"), with such Change of Control to be deemed to have occurred when (a) any person, as defined in the '34 Act, other than the Company or a Company subsidiary or one of their employee benefit plans is or becomes the beneficial owner of 50 percent or more of the Company's common stock or (b) members of the Board of Directors on May 3, 1994 (the "Incumbent Board"), cease to constitute a majority thereof (provided that persons subsequently becoming directors with the approval of directors comprising at least three-quarters of the Incumbent Board shall be considered as members of the Incumbent Board).

DIRECTOR TENURE AND RETIREMENT PROGRAMS. A Board policy provides that each director with 15 or more years of service shall tender his or her resignation to the chair of the board governance committee by November 20 of each year indicating his or her intent not to stand for re-election at the subsequent Annual Meeting of the Shareholders. If, however, upon review, the board governance committee determines that there is a continuing need on the Board for the type of qualifications the resigning director provides, then such director may be asked to become a candidate for re-election. Additionally, upon a substantial change in principal employment, a director should tender his or her resignation. As part of this policy, the Company provides the Directors' Retirement Plan under which the Company will pay a retirement benefit to outside directors who have served for two or more years when their directorships terminate. The annual amount of that benefit will be equal to the director's annual retainer (currently $20,500) when he or she ceases to be a director, plus a value assigned to the November option grant (currently about $13,000). Directors may elect to have the benefit paid quarterly for a period of years following termination of active service that equals the length of time he or she served as an outside director, up to a maximum of 15 years. Alternatively, directors may elect to receive the discounted present value of those future payments in one lump sum payment. If a retired director dies while receiving periodic payments, the discounted present value of any remaining payments to which he or she may be entitled will be paid to his or her estate, or upon his or her election, to a surviving spouse.

DIRECTORS' CHARITABLE AWARD PROGRAM. As part of the Company's policy of providing support for charitable institutions and in order to retain and attract qualified directors, the Board of Directors established the Directors' Charitable Award Program, which is funded by life insurance on the lives of the members of the Board of Directors. The Company intends to make charitable contributions of $1 million per director, paid out over a period of 10 years following the death of the director. Each director is able to recommend up to four charities to receive contributions from the Company. Directors become vested in this program in $200,000 annual increments starting with their third anniversary of election as a director. Directors are fully vested upon the earliest of the seventh anniversary of their election as a director, death, disability, or retirement at age 70. Current directors have been given vesting credit for all of the years they have served as directors. Beneficiary organizations designated under this program must be tax-exempt, and donations ultimately paid by the Company should be deductible against federal and other income taxes payable by the Company in accordance with the tax laws applicable at the time. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Company. Because of such deductions and use of insurance, the long-term cost to the Company is expected to be minimal.

GRANTOR TRUST. The Company has transferred funds to a grantor trust created for the purpose of implementing benefits under various non-qualified plans of deferred compensation, including the Directors' Deferred Compensation Plan and the Directors' Retirement Plan (the "Implemented Plans"). Following a Change of Control (generally defined the same as in the 1994 Stock Incentive Plan), no portion of the trust assets may be returned to the Company or any subsidiary unless the trustee determines that that portion of the assets and future earnings on it never will be required to pay benefits and if a majority of the then participants of the Implemented Plan consent to the return of the assets. Unlike assets held in the trusts created to implement benefits under the Company's tax-qualified plans, assets held in the grantor trust remain subject to the claims of the Company's creditors. If the Company becomes insolvent, the trustee will be required to cease payment of benefits under all Implemented Plans and dispose of trust assets pursuant to the direction of a court of competent jurisdiction.

BOARD COMMITTEES

There are five standing committees of the Board of Directors: the executive committee, the audit committee, the finance committee, the board governance committee and the personnel and compensation committee. Current members of the individual committees are named below, with the chairman of each committee named first:

EXECUTIVE               AUDIT                  FINANCE
-----------------       ----------------       -----------------
D. W. Leatherdale       W. H. Kling            W. J. Driscoll
W. J. Driscoll          J. H. Dasburg          J. H. Dasburg
P. M. Grieve            W. J. Driscoll         D. G. John
R. James                B. K. MacLaury         W. H. Kling
W. H. Kling             A. M. Pampusch         D. W. Leatherdale
G. D. Nelson            G. M. Sprenger         G. D. Nelson
A. M. Pampusch                                 P. A. Thiele
P. A. Thiele

                        PERSONNEL AND
BOARD GOVERNANCE        COMPENSATION(1)
-----------------       ----------------
P. M. Grieve            M. R. Bonsignore
M. R. Bonsignore        J. H. Dasburg
R. James                P. M. Grieve
D. W. Leatherdale       D. G. John
B. K. MacLaury          G. D. Nelson
A. M. Pampusch          G. M. Sprenger

------------------------

(1)   During the first four months of 1996, Mr. MacLaury and former director Mr.
    I. A. Martin, who did not stand for re-election at the 1996 Annual Meeting, also served on the personnel and compensation committee.

In 1996 the Board of Directors as part of its ongoing corporate governance activities, reviewed the charters of its committees. The revised charters of the committees are as follows:

                                AUDIT COMMITTEE

The stated purpose in the audit committee's charter is that the committee shall assist the Board of Directors in discharging its oversight responsibilities relating to financial reporting, internal controls, internal auditing, external auditing and legal/regulatory compliance.

The charter further provides that the functions of the audit committee, on behalf of the Board of Directors, shall be to:

    - Review and approve the financial section of the annual report to shareholders, review and approve the annual report (Form 10-K) filed with the Securities and Exchange Commission, and review the quarterly reporting process.

    - Oversee the Company's system of internal controls through periodic discussions with the internal auditors, external auditors, head of information systems, chair(s) of the integrated control committee(s) and others to ensure that appropriate controls are in place and functioning properly.

    - Oversee the Company's system of legal/ regulatory compliance and controls through periodic discussions with the general counsel, the chair(s) of the integrated control committee(s) and others to ensure that appropriate controls are in place and functioning properly.

    - Confirm the independence of the Company's external auditors and recommend annually to the Board of Directors, subject to shareholders' approval, the selection of the Company's external auditors.

    - Determine the external auditors' qualifications including the firm's membership in the Securities and Exchange Commission practice section of the American Institute of Certified Public Accountants and compliance with that organization's requirements for peer review and independence.

    - Review the qualifications and training of the internal audit staff.

    - Periodically review the risk assessment processes used by the internal auditors and the external auditors to ensure, among other things, compliance with the guidelines of the Institute of Internal Auditors and generally accepted auditing standards as promulgated by the American Institute of Certified Public Accountants, and annually review the combined audit plans of the external auditors and internal auditors.

    - Meet with the external auditors at the completion of their annual audit to review, among other matters, their evaluation of the financial reporting and internal controls of the Company, and any changes required in the originally planned audit program.

    - Meet with the internal auditors on an ongoing basis to review, among other matters, the audit results, reports on irregularities and control failures, and the actions taken by management in response to recommendations for improvements in internal controls made by internal and external auditors.

    - Ensure that a satisfactory process for the periodic review of Board committee charters and assignments is in place and functioning properly.

    - Monitor the Company's policies and procedures for the annual review of expenses and perquisites of selected members of executive management.

    - Oversee the monitoring of the Company's code of conduct.

    - Perform any special reviews, investigations or oversight responsibilities requested by the Board of Directors or the Chairman.

                              EXECUTIVE COMMITTEE

The executive committee's charter provides that the committee is charged with the broad responsibility of having and exercising the authority of the Board of Directors in the management of the business of the Company in the interval between meetings of the Board.

                               FINANCE COMMITTEE

The stated purpose of the finance committee is to assist the Board of Directors in exercising its oversight of the financial activities and condition of the Company through periodic reviews of financial policy, investment policy, capital structure and capital expenditures in view of strategic current and long range plans and forecasts and through a review of such other fiscal matters as may be appropriate. The functions of the Finance Committee shall be to:

     1. Review and recommend to the Board of Directors corporate financial policies relating to debt limits, dividend policy and capital structure (including such matters as the sale, repurchase or split of the Company's equity securities) in light of strategic plans and forecasts.

     2. Annually review and recommend to the Board of Directors the investment policy for this Company and designated subsidiaries and monitor the investment performance thereof.

     3. Review the financial strategies of the Company with respect to taxes, loss reserves and other appropriate matters.

     4. Annually review and recommend to the Board of Directors the Capital Plan and Capital Expenditures Plan.

     5. Monitor the Company's management of financial and investment risks and exposures, including, but not limited to, its management of insurable risks.

                      PERSONNEL AND COMPENSATION COMMITTEE

The personnel and compensation committee assists the Board of Directors in carrying out its responsibilities with respect to (a) chief executive officer
(CEO) compensation and performance, (b) key executive compensation, (c) executive compensation programs, (d) employee benefit programs, (e) personnel policies, and (f) CEO succession and organizational planning.

The functions of the personnel and compensation committee shall be to:

     1. Establish and oversee the Company's executive compensation philosophy.

     2. Determine all aspects of compensation for the CEO.

     3. Review the CEO's performance on a systematic and periodic basis.

     4. Review the CEO's recommendations for and approve all aspects of compensation for the remaining key executive group.

     5. Approve the design of all incentive plans applying to the Company's CEO and other key executives of the Company and its principal subsidiaries.

     6. Approve the performance standards, any performance adjustments and award payouts for all incentive plans applying to the Company's CEO and other key executives of this Company and its principal subsidiaries.

     7. Administer all stock-based compensation plans and approve stock option, restricted stock, performance share, and similar stock-based grants.

     8. Review succession plans for the CEO and other key executives in preparation for review by the Board of Directors.

     9. Review major organizational changes with the CEO.

    10. Oversee the administration of the Company's major compensation and benefit plans and review material changes to those plans.

    11. Periodically review stock ownership levels for the CEO and other key executives.

    12. Review and approve material changes in personnel policies.

                           BOARD GOVERNANCE COMMITTEE

The board governance committee shall provide counsel to the Board of Directors with respect to Board organization, membership and function; committee structure and membership; director compensation and corporate governance.

The functions of the board governance committee shall be to:

     1. Identify and recommend to the Board qualified persons for election and re-election as directors.

     2. Periodically review the criteria for Board membership and the Board's composition and make appropriate recommendations for changes.

     3. Review and make recommendations to the Board regarding the composition of Board committees.

     4. Annually review the performance and functioning of the Board and the fulfillment of its responsibilities.

     5. Annually review the director compensation program and recommend changes to the Board when appropriate.

     6. Periodically review the director retirement and tenure policies and recommend appropriate changes to the Board.

     7. Review corporate governance issues and any shareholder proposals and make recommendations to the Board.

In addition, the chairperson of the board governance committee shall chair all executive sessions of the Board of Directors and serve as the focal point for discussions among outside directors.

In determining which persons may be qualified as candidates for election to the Board of Directors, the board governance committee weighs the experience of each possible candidate, the present need on the Board of Directors for that type of experience and the willingness and availability of such person(s) to serve. It is the policy of the board governance committee to consider any qualified person as a possible candidate for Board of Directors membership, regardless of whether such person was recommended by a committee member or by some other source, provided that such person was nominated in accordance with the procedures set forth in the Company's bylaws. The Company's bylaws provide that nominations, other than those made by or at the direction of the Board, shall be made by timely notice in writing to the corporate secretary. To be timely, a shareholder's notice shall be delivered or mailed to and received at the principal executive office of the Company not less than 60 days prior to the date of the meeting. However, in the event less than 70 days' notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business of the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the '34 Act, (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and
(ii) as to the shareholder giving the notice (a) the name and address, as they appear on the Company's share register, of such shareholder and (b) the class and number of shares of the Company's capital stock that are beneficially owned by such shareholder. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the corporate secretary that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. Notices to the corporate secretary should be sent to Bruce A. Backberg, Corporate Secretary, The St. Paul Companies, Inc., 385 Washington Street, St. Paul, MN 55102.

In its action appointing members of the foregoing committees, the Board of Directors has designated each director who is not a member of a particular committee as an alternate who may at any time, at the request of the chairman, serve as a member of the committee.

BOARD AND COMMITTEE MEETINGS

During 1996, the Board of Directors met on five occasions. The audit, finance and personnel and compensation committees each met five times, the board governance committee met four times, and the executive committee met once.

ATTENDANCE AT MEETINGS

Attendance at 1996 Board and committee meetings combined averaged 89 percent. With the exception of Mr. John, each director attended 80 percent or more of the combined total meetings of the Board and committees of the Board on which the director served at any time during the year.

                             SELECTION OF AUDITORS

The independent certified public accounting firm of KPMG Peat Marwick LLP has been selected by the Board of Directors upon recommendation of its audit
committee  to  act  as  the  independent  auditors  for  the  Company  and   its
subsidiaries   for  the  current  fiscal  year.   At  the  Annual  Meeting,  the
shareholders will be asked to ratify the Board of Directors' selection. The shares represented by the accompanying proxy will be voted for the ratification of the selection of KPMG Peat Marwick LLP unless otherwise specified by the shareholder. KPMG Peat Marwick LLP, which has served as independent auditors of the Company and its subsidiaries since 1968, is expected to have a representative present at the Annual Shareholders' Meeting. The representative will have an opportunity to make a statement at the meeting and will also be available to respond to appropriate questions of the shareholders.

                          PROPOSAL FOR APPROVAL OF THE
               COMPANY'S SPECIAL LEVERAGED STOCK PURCHASE PROGRAM

The shareholders are asked to consider the vote on the adoption of The St. Paul Companies, Inc. Special Leveraged Stock Purchase Program (the Plan). The Board of Directors, upon recommendation of its personnel and compensation committee (the Committee), has adopted the Plan, subject to stockholder approval. The material features of the Plan are outlined below.

SUMMARY OF THE PLAN

Eligibility for initial participation in the Plan will be limited to approximately 16 senior executives as selected by the Committee. Participants would be eligible for loans if they have previously met their stock ownership targets established by the Committee. Generally stock ownership targets will range from 200 percent of salary for certain executives to 500 percent of salary for the CEO and will be similar to the participant's stock ownership target for the Company's executive stock ownership program. Participants would be given by the Company a full-recourse interest bearing loan ("Purchase Loan"), the proceeds of which would be used by the participant to purchase additional Company common stock on the open market within a specified time period. Full-recourse loans require the borrower to be personally liable for the full amount of the loan, regardless of the value of the shares purchased with the loan proceeds. The Purchase Loans will accrue interest at the "applicable federal rate" (as determined by Section 1274(d) of the Internal Revenue Code) on the purchase date for loans of such maturity, compounded annually. For example, the applicable federal rate as of February, 1997, for a five year loan compounded annually was 6.38 percent. In addition, Purchase Loans under the Plan will be secured by a pledge of the shares of Company common stock purchased with the loan proceeds ("Purchased Stock").

The purpose of the Plan is to increase senior officer's ownership of Company common stock and to provide those officers with a stronger, more immediate focus on shareholder value creation.

While interest on the Purchase Loans will accrue at the applicable federal rate, interest will not be payable until the loan terminates. Accrued but unpaid interest on the Purchase Loans will be added to the principal balance of the Purchase Loan. Fifty percent of the principal balance of the Purchase Loan would be payable May 7, 2002, though the Participant could prepay at any time. All Purchase Loans will be due and payable May 7, 2003. Participants who do not initially meet their stock ownership targets could receive loans when they meet their stock ownership targets if they do so within two years of the Plan adoption. All loans would be due on the later date regardless of when they were made.

The payment of the Purchase Loans will be accelerated if a Participant's service is terminated because of resignation or involuntary termination for cause. In those instances, the Purchase Loan must be paid within 30 days following such event. If a Participant's termination of service is due to retirement, death, disability or following a Change of Control (as defined in the Plan), the Purchase Loan must be repaid over a two-year period following such event. The Purchase Loan may also be prepaid at any time at the Participant's option.

The Purchased Stock will be pledged to secure the Purchase Loan, but the Participant will be permitted at any time to sell the Purchased Stock so pledged, provided that the proceeds from such sale must be applied against the outstanding balance of the Purchase Loan.

ACCOUNTING ASPECTS

For accounting purposes, neither the loans nor the purchase of shares will result in a charge to the Company's earnings. The accrued interest on the Purchase Loans (whether or not payable at such time) will be credited to the Company's earnings each quarter.

EFFECT OF PLAN ON PARTICIPANTS--NEW PLAN BENEFITS

It is currently contemplated that approximately 16 senior executives would be offered participation in this program. If they achieved their stock ownership target and if the individuals opted to borrow within the next two years, their loans could be up to the following amounts:

        NAME                                          POSITION                                  LOAN AMOUNT
---------------------  ----------------------------------------------------------------------  -------------
D. W. Leatherdale      Chairman, President & Chief Executive Officer                           $   3,000,000
P.A. Thiele            Executive Vice President; President & Chief Executive Officer,          $   1,500,000
                       Worldwide Insurance Operations
P. J. Liska            Executive Vice President & Chief Financial Officer                      $   1,500,000
J. F. Duffy            President--St. Paul Re                                                  $   1,000,000
M. L. Pabst            President--International Underwriting                                   $   1,000,000
M. J. Conroy           Executive Vice President & Chief Administrative Officer St. Paul Fire   $   1,000,000
                       and Marine Insurance Company
Executive Officers                                                                             $  19,000,000
as a Group

Participants would be entitled to any shareholder dividends, and the Purchased Shares would entitle the Participant to a restricted stock award grant equal to 15 percent of the value of the Purchased Stock under the Company's executive stock ownership program if they meet that plan's ownership target.

GENERAL PROVISIONS

The Plan shall become effective upon the approval of the shareholders of the Company and will terminate May 7, 2003.

The Plan will be administered by the Committee. The Plan is intended to comply with Rule 16b-3 promulgated under the '34 Act. If any of the terms or provisions of the Plan conflict with the requirements of Rule 16b-3, then such terms and provisions shall be deemed inoperative to the extent they conflict with such requirements.

The Plan provides that the Board of Directors upon the recommendation of the Committee may amend, suspend, or terminate the Plan at any time provided no amendment, suspension or termination of the Plan may cause the Plan to fail to meet the requirements of Rule 16b-3, or such successor rule as may hereinafter be in effect, or Section 162(m) of the Internal Revenue Code or may, without the consent of the Participant, adversely affect such Participant's rights under the Plan in any material aspect. In addition, the Plan provides that no such amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by law or agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material tax consequences of the Plan to the Company and to the Participants, based upon the Internal Revenue Code, Treasury regulations thereunder, administrative rulings and court decisions as of the date hereof.

- TAX CONSEQUENCES TO PARTICIPANTS

  Any dividends or distributions on the Purchased Stock will be includable in the Participants' income to the extent made out of the Company's earnings and profits, but such income will be offset by the corresponding payment on the Purchase Loan to the extent of accrued interest.
  When the Purchased Stock is sold, the sale will result in capital gain or loss measured by the difference between the amount paid for the Purchased Stock when purchased by the participant and the amount realized upon sale. Such capital gain or loss will be long-term if the participant held the Purchased Stock for over a year.
  The participants will generally be able to deduct the interest that accrues on the Purchase Loans subject to the limitations described below. The Purchase Loans will be original issue discount (OID) loans, and the interest on the Purchase Loans will accrue on a "constant yield to maturity" basis. Under these rules, increasingly greater amount of OID will be deductible over successive annual accrual periods over the term the Purchase Loans are outstanding.
  The interest on the Purchase Loans will be "investment interest" and therefore may be deducted only to the extent of each participant's net investment income, including investment income relating to other investments (i.e., the excess of investment income, including dividends and income from the disposition of property held for investment, over expenses directly connected with the production of such income). Investment interest that is not deducted can be carried forward indefinitely. When the Purchased Stock is sold, investment interest that has been carried forward may be used to offset any gain realized on such sale.

- TAX CONSEQUENCES TO THE COMPANY

  The Company will include in its gross income the interest from the Purchase Loans on the same constant yield to maturity basis referred to above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PLAN

To be adopted, this proposal would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

                             EXECUTIVE COMPENSATION

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

PROGRAM PHILOSOPHY

The guiding philosophies of the Company's executive compensation program are to:

    - Provide an industry-competitive compensation program, with an emphasis on incentive pay which links pay to performance, both long- and short-term, and which provides the opportunity to earn compensation above the competitive market when the Company's performance exceeds that of its peers.

    - Ensure that executive compensation, over time, closely reflects long-term shareholder return.

The compensation of the Company's top executives is reviewed and approved by the personnel and compensation committee, which is comprised ENTIRELY OF NON-EMPLOYEE DIRECTORS. The committee has access to compensation consultants and survey information on executive compensation levels in the property-liability insurance industry.

PROGRAM ELEMENTS

There are three elements of the Company's executive compensation program:

    - Base salary compensation.

    - Annual incentive compensation.

    - Long-term incentive compensation.

Base salary compensation for senior executives, including those listed in the Summary Compensation Table, is targeted to be at the 50th percentile of companies in our industry such as Chubb, CIGNA, USF&G, Allstate, ITT Hartford, Travelers, CNA, Fireman's Fund, Farmers Insurance, State Farm, GEICO, Kemper, Liberty Mutual, USAA and Nationwide ("Base Target Salary"). The first six companies listed are included in the group of companies used in the combined index of the companies included in the total return graph on page 27. Actual base salary levels generally vary between 80 percent to 120 percent of this level based upon the potential impact the executive has on the Company, the skills and experiences the executive brings to the job, and the performance and potential of the executive in the job.

Under the 1994 Annual and Long-Term Incentive Compensation Plans, compensation opportunities are set so that actual payouts are leveraged to the Company's performance (e.g., below 50th percentile performance versus our industry peers will generate below 50th percentile incentive compensation, while 75th percentile or above performance will yield 75th percentile or above incentive compensation).

Annual incentive compensation for executives is based on established performance goals, primarily corporate operating earnings per share and business unit operating performance, and also includes an overall assessment by the personnel and compensation committee of each executive's performance. Maximum annual incentive opportunities for executives range from 50 percent to 105 percent of annual base salary.

Long-term incentive compensation consists of a stock option plan, a three-year cash incentive plan, restricted stock and an executive stock ownership program.

    - The number of stock options awarded to an executive is based on the executive's target option level and the following factors, which are listed in order of relative importance: the Company's return on equity and total shareholder return, performance, individual responsibilities, and individual potential. Target option levels are established in accordance with industry norms, as determined by an independent compensation consultant. Grants generally range between 50 percent to 150 percent of the target levels, based on the factors listed above. Currently, neither the number of options previously granted to nor the options currently held by a potential recipient are considered when grants are awarded. Stock options to individuals are limited. Stock options are granted at the fair market value on the date of grant, carry a 10-year maximum term, and, beginning with options granted in 1994, vest one year after grant date. Approximately 110 officers participate in this plan.

    - Long-term cash incentive awards are currently earned based on the Company's three-year financial performance, as measured by return on equity and total shareholder return as compared to a peer group of 12 companies(1) in our industry (the "Peer Group"). Seventeen officers participate in this plan. Beginning with the 1997-99 performance period, the Company will no longer offer long-term cash incentives. Target stock option levels were adjusted to reflect this change based on the recommendation of an independent compensation consultant.

    - Restricted stock is used selectively to attract and retain key executives. Over the last two years approximately 21 officers have received restricted stock grants. The total number of shares granted over the last two years was 38,635 shares.

    - The executive stock ownership program was established as a way to motivate selected senior executives to acquire and hold common stock, further strengthening the alignment of management and shareholder interests. Participants have stock ownership targets of 100 percent to 500 percent of salary. Executives who acquire stock in excess of their ownership target, receive a "tip" equal to 15 percent of the excess shares in the form of three-year restricted stock. Approximately 34 officers participate in this plan.

SPECIAL STOCK OPTION GRANTS

In order to motivate the achievement of aggressive long-term goals, a one-time, special performance-oriented award of stock options was granted December 2, 1996, to 16 key executives. These grants, which were 300 percent of annual target levels, were granted at $58.75 which was the fair market value on the date of the grant, and carry a five-year term. Special performance and time vesting requirements were attached to these grants. In order for 50 percent of each grant to vest, the 20-day average stock price must reach $100 per share and the executive must have been employed with the Company four years from the grant date. If the 20-day average stock price reaches $110 per share and the executive has met the four-year employment requirement, the remaining 50 percent of each grant will vest.

------------------------
(1) Aetna, AIG, Chubb, CIGNA, CNA, Continental, General Re, Lincoln National, Ohio Casualty, Safeco, Travelers and USF&G. Allstate replaced Travelers effective January 1, 1994. Commercial Union replaced Continental effective January 1, 1995. ITT Hartford replaced Aetna effective January 1, 1996.

If either the price or time-vesting tests are not met, the option (or the portion thereof) is forfeited.

$1 MILLION COMPENSATION LIMIT ON DEDUCTIBILITY

Section 162(m) of the Internal Revenue Code prohibits the Company from deducting executive compensation in excess of $1 million, unless certain standards are met, to its Chief Executive Officer or to any of the other four executive officers named in the Summary Compensation Table. The Committee has determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to ensure that all amounts paid to the Company's Chief Executive Officer or to any of the other named executive officers are deductible by the Company.

CEO COMPENSATION

The  methods  for   determining  Mr.  Leatherdale's   Base  Target  Salary   and
opportunities under the Company's annual and long-term incentive compensation plans are described in the "Program Elements" section of this report.

Mr. Leatherdale's 1997 annualized base salary is $775,000, which is unchanged from 1996. Mr. Leatherdale's salary is equal to 110.7 percent of his Base Target Salary.

Mr. Leatherdale has an annual incentive award maximum of 105 percent of base salary. For 1996, Mr. Leatherdale received an annual incentive award of $217,000. The award was based upon the Company's 1996 operating earnings and the Board's overall assessment of his and the Company's performance.

Mr. Leatherdale received a $109,098 payout from the long-term cash incentive plan in March of 1997. This payout was based on the Company's 1994-1996 return on equity and total shareholder return, as compared to the Peer Group.

On December 2, 1996, Mr. Leatherdale was granted 210,000 special stock options with a five-year term and an exercise price of $58.75 per share. These options are subject to special performance and time vesting requirements previously described.

On February 3, 1997, Mr. Leatherdale was granted 52,500 stock options with an exercise price of $63.00 per share. In February 1996 Mr. Leatherdale received a grant of 65,000 options. Factors considered in determining the size of the grants include the following, in order of relative importance: the Company's return on equity and total shareholder return, individual performance, individual responsibilities and individual potential.

OTHER NAMED OFFICER COMPENSATION

The other four named executive officers received salary increases ranging from $0 to $100,000 effective in March of 1997. Those executive officers received annual incentive awards for 1996 ranging from $112,000 to $156,200. They received long-term incentive payouts ranging from $22,349 to $57,191, special stock option grants ranging from 38,100 to 120,000 shares, and stock option grants ranging from 9,000 to 40,000 shares. The criteria for payouts and grants under these plans are the same as for the CEO.

Overall, the Company offers its executives a compensation program which is market competitive, leveraged to Company performance and strongly aligns the interests of management and shareholders.

The preceding report was issued by the personnel and compensation committee comprised of M. Bonsignore (Chairman), J. Dasburg, P. Grieve, D. John, G. Nelson and G. Sprenger.

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the chief executive officer of the Company and the four other most highly compensated executive officers of the Company

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                               ----------------------------------------
                                                                        AWARDS               PAYOUTS
                                                               ------------------------   -------------
                                  ANNUAL COMPENSATION                          (G)             (H)
                            --------------------------------      (F)       SECURITIES      LONG-TERM
                                                    (E)        RESTRICTED   UNDERLYING      INCENTIVE         (I)
        (A)                   (C)               OTHER ANNUAL     STOCK       OPTIONS/         PLAN         ALL OTHER
      NAME AND        (B)    SALARY     (D)     COMPENSATION    AWARD(S)       SARS          PAYOUTS      COMPENSATION
 PRINCIPAL POSITION   YEAR    ($)     BONUS($)(1)    ($)(2)      ($)(3)        (#)           ($)(4)          ($)(5)
--------------------  ----  --------  --------  ------------   ----------  ------------   -------------   ------------
D. W. Leatherdale     1996  $770,192  $217,000     --          $  19,078      275,000     $  109,098      $ 57,978
 Chairman,            1995  $737,500  $630,000     --             --           51,000     $  213,988      $163,414
 President and        1994  $670,856  $623,350     --          $  59,246       44,200     $  227,238      $129,452
 Chief Executive
 Officer
P. A. Thiele          1996  $482,692  $120,000     --             --          155,000     $   57,191      $ 29,998
 Executive Vice       1995  $440,385  $324,000     --             --           30,000     $  100,934      $ 86,184
 President and        1994  $381,923  $312,000     --          $ 468,000       20,800     $   98,002      $ 64,586
 President & CEO--
 Worldwide Insurance
 Operations
M. L. Pabst(6)        1996  $393,475  $139,725  $170,957          --           58,100     $   27,572      $117,474
 President--          1995  $380,688  $172,991  $203,915          --           12,000     $   51,619      $193,108
 International        1994  $380,700  $125,453  $ 34,356          --            7,500     $   50,416      $133,586
 Underwriting
J. F. Duffy           1996  $352,112  $156,200     --             --           58,100     $   38,137      $ 49,510
 President--St. Paul  1995  $332,308  $163,200  $ 40,412          --           20,000     $   75,396      $197,619
 Re                   1994  $285,769  $144,000  $ 21,806          --           16,000     $   80,499      $416,396
M. J. Conroy          1996  $278,077  $112,000  $ 21,491          --           58,100     $   22,349      $ 75,165
 Executive Vice       1995  $249,231  $111,324  $ 27,630          --            7,500     $   24,328      $ 81,651
 President and Chief  1994  $97,308   $115,000  $ 14,082       $ 169,500       --             --          $ 99,944
 Administrative
 Officer--St. Paul
 Fire and Marine
 Ins. Co.

------------------------

(1) Amounts shown were earned in the year indicated and paid under the annual incentive program in the following year.

(2) Amounts shown consist of the following: Mr. Pabst, tax equalization reimbursements in connection with his international assignment. Messrs. Pabst, Duffy and Conroy, tax reimbursements in connection with their relocations.

(3) As of December 31, 1996, Messrs. Leatherdale, Thiele, and Conroy held 1,899, 12,000, and 2,000 shares respectively, having market values of $111,329, $703,500, and $117,250, respectively. Mr. Leatherdale's restricted shares were received in 1994 and 1996, respectively, by acquisition of shares through the executive stock ownership program. Under the terms of that award, the shares vest in three years, upon the condition that he continues to be employed by the Company. Mr. Thiele was granted shares in 1994. Under the terms of that award, 4,000 shares will vest in each of 1997, 1998 and 1999 if he is then employed by the Company. Mr. Conroy's restricted shares were received in 1994 as part of a total award of 4,000 shares. Under the terms of that award, 1,000 shares vest each year, upon the condition he is then employed with the Company. In the event of a Change of Control (defined the same as in the 1994 Stock Incentive Plan as described on page 8) of the Company, restrictions on all such restricted shares will lapse and such shares will be fully vested. Recipients of restricted stock awards are entitled to receive any dividends paid on the shares. Pursuant to a deferred stock grant agreement dated November 2, 1993, Mr. Pabst holds a right to receive 4,000 shares of Company common stock having a market value of $234,500. Under the terms of the Agreement, the shares are to be issued upon the happening of the earliest of: (i) his return to the United States from expatriate assignment; (ii) involuntary termination for any reason; (iii) voluntary termination of employment; or (iv) death or disability. Deferred stock grant holders are entitled to receive any dividends that would have been paid on the shares had they been issued.

(4) Amounts shown were earned based on Company performance over a rolling three-year period ending in the year indicated. Payouts occurred in the following year.

(5) Amounts shown in this column for the fiscal year ending December 31, 1996, consist of the following:

    Savings Plus Preferred Stock Fund contributions (in the form of Series B convertible preferred stock and cash, under the Preferred Stock Fund and Benefit Equalization Plan, respectively) were made in the following amounts for each executive officer: Mr. Leatherdale, $27,000; Mr. Thiele, $16,200; Mr. Pabst, $9,360, Mr. Duffy, $12,240 and Mr. Conroy, $9,720.

    Common stock, with a fair market value of $13,798 on December 31, 1996, was allocated by the Company under the Employee Stock Ownership Plan (ESOP) to each of the ESOP accounts of Messrs. Leatherdale, Thiele, Pabst, Duffy and Conroy. Mr. Conroy also received a cash payment of $21,406 in order to compensate him for that portion of his ESOP award which, due to U. S. tax law, could not be granted under the ESOP plan. In lieu of such a cash payment the other four named executive officers received stock option grants, made by the Company in February of 1997, in the following amounts:
    Mr. Leatherdale, 8,923 shares; Mr. Thiele, 4,814 shares; Mr. Pabst, 657 shares; and Mr. Duffy, 2,669 shares, in order to compensate them for that portion of their ESOP award which, due to U. S. tax law, could not be granted under the ESOP plan. In previous years this compensation would have been paid only in cash and included in the Summary Compensation Table for the year in which earned. Beginning this year ESOP related compensation in the form of stock options will be reported in the year the option grants were made. Cash payments will continue to be reported for the year in which earned. Since Mr. Conroy elected to receive his 1996 related compensation in cash, it is included in the above table. The dollar values that would have been included had the other named executive officers similarly chosen cash are: Mr. Leatherdale, $108,978; Mr. Thiele, $58,798; Mr. Pabst, $8,020; and Mr. Duffy, $32,602.

    Under the Company's Executive Post-Retirement Life Insurance Plan, insurance premiums were paid on behalf of each named executive officer in the amount of $17,180 for Mr. Leatherdale, $6,389 for Mr. Duffy, and $6,661 for Mr. Conroy. The plan does not involve a split-dollar arrangement.

    During 1996, Messrs. Pabst ($50,745) and Conroy ($23,580) received reimbursement payments related to their relocations. Mr. Pabst was reimbursed $43,571 for housing costs incurred in his international assignment in 1996. Mr. Duffy received an interest-free relocation loan entered into on May 23, 1994 and valued at $17,083 for 1996 (based on the amount of interest that would have accrued had the loan been made at the Prime Lending Rate in effect on the date of the loan). The largest principal amount outstanding under the loan during 1996 was $276,250, and the outstanding principal amount as of March 7, 1997 was $227,500.

(6) Mr. Pabst's salary was paid in U.K. pounds sterling and converted into U.S. dollar equivalents at exchange rates of 1.5739, 1.5227 and 1.5228, respectively. His annual incentive awards were paid in U.K. pounds sterling and converted into U.S. dollar equivalents at exchange rates of 1.62, 1.529 and 1.556, respectively.

The  following  tables summarize  option  grants and  stock  appreciation rights
(SARs) and exercises during fiscal 1996 to or by the executive officers named in the Summary Compensation Table and the value of the options held by such persons at the end of fiscal 1996.

                          OPTION & SAR GRANTS IN 1996

                                          INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------
                                                   (C)
                                 (B)           % OF TOTAL
                              SECURITIES         OPTIONS
                              UNDERLYING        AND SARS         (D)                         (F)
                            OPTIONS/ SARS      GRANTED TO    EXERCISE OR      (E)        GRANT DATE
          (A)                  GRANTED          EMPLOYEES    BASE PRICE   EXPIRATION       PRESENT
          NAME               (NUMBER)(4)         IN 1996      ($/SHARE)      DATE         VALUE($)
------------------------  ------------------  -------------  -----------  -----------  ---------------
D. W. Leatherdale(1)          65,000 options        3.8%      $ 58.0000      2/5/2006   $     907,784(5)
D. W. Leatherdale(2)         105,000 options        6.1%      $ 58.7500     12/1/2001   $   1,034,250(6)
D. W. Leatherdale(3)         105,000 options        6.1%      $ 58.7500     12/1/2001   $     871,500(6)
P. A. Thiele(1)               35,000 options        2.0%      $ 58.0000      2/5/2006   $     488,807(5)
P. A. Thiele(2)               60,000 options        3.5%      $ 58.7500     12/1/2001   $     591,000(6)
P. A. Thiele(3)               60,000 options        3.5%      $ 58.7500     12/1/2001   $     498,000(6)
M. L. Pabst(1)                20,000 options        1.2%      $ 58.0000      2/5/2006   $     279,318(5)
M. L. Pabst(2)                19,050 options        1.1%      $ 58.7500     12/1/2001   $     187,643(6)
M. L. Pabst(3)                19,050 options        1.1%      $ 58.7500     12/1/2001   $     158,115(6)
J. F. Duffy(1)                20,000 options        1.2%      $ 58.0000      2/5/2006   $     279,318(5)
J. F. Duffy(2)                19,050 options        1.1%      $ 58.7500     12/1/2001   $     187,643(6)
J. F. Duffy(3)                19,050 options        1.1%      $ 58.7500     12/1/2001   $     158,115(6)
M. J. Conroy(1)               20,000 options        1.2%      $ 58.0000      2/5/2006   $     279,318(5)
M. J. Conroy(2)               19,050 options        1.1%      $ 58.7500     12/1/2001   $     187,643(6)
M. J. Conroy(3)               19,050 options        1.1%      $ 58.7500     12/1/2001   $     158,115(6)

------------------------

(1)  Options were granted February 6, 1996, and have a one-year vesting period.

(2) Options were granted December 2, 1996, and vest on December 2, 2000. The options become exercisable, if at all, if the daily closing price of the Company's common stock on the New York Stock Exchange during any 20 consecutive day period exceeds $100 per share.

(3) Options were granted December 2, 1996, and vest on December 2, 2000. The options become exercisable, if at all, if the daily closing price of the Company's common stock on the New York Stock Exchange during any 20 consecutive day period exceeds $110 per share.

(4) However, all options will become immediately vested and exercisable in full upon a Change in Control (defined the same as in the 1994 Stock Incentive Plan as described on page 8) of the Company. No SARs were granted in 1996.

(5) The options granted on February 6, 1996, were valued at the grant date using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 18.7%; dividend yield 3.3%; risk-free rate of return of 5.9%; and the maximum exercise period at the time of grant, which was 10 years.

(6) The options granted on December 2, 1996, were valued at the grant date using a barrier option-pricing model with the following assumptions: expected volatility of 20.0%; dividend yield 3.0%; risk-free interest rate of 5.8% and the maximum exercise period at the time of grant, which was 5 years. The barrier option-pricing model was used for these options because it takes into account the stock price vesting criteria.

       AGGREGATED OPTION AND SAR EXERCISES IN 1996 AND 12-31-96 YEAR-END
                              OPTION/SAR VALUES(1)

                                                            NUMBER OF
                                                      SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS/    IN-THE-MONEY OPTIONS AND
                                           VALUE       SARS AT 12/31/96 (#)      SARS AT 12/31/96 ($)
                      SHARES ACQUIRED    REALIZED        EXERCISABLE(EX)/          EXERCISABLE(EX)/
        NAME          ON EXERCISE (#)       ($)        UNEXERCISABLE(UNEX)        UNEXERCISABLE(UNEX)
--------------------  ---------------   -----------   ----------------------   -------------------------
D. W. Leatherdale         2,500         $  75,938           200,428(ex)              $3,887,924(ex)
                                                            275,000(unex)            $   40,625(unex)
P. A. Thiele                  0         $       0            89,280(ex)              $1,511,601(ex)
                                                            155,000(unex)            $   21,875(unex)
M. L. Pabst                   0         $       0            37,110(ex)              $  677,879(ex)
                                                             58,100(unex)            $   12,500(unex)
J. F. Duffy                   0         $       0            76,980(ex)              $1,590,475(ex)
                                                             58,100(unex)            $   12,500(unex)
M. J. Conroy                  0         $       0             7,500(ex)              $   80,625(ex)
                                                             58,100(unex)            $   12,500(unex)

------------------------
(1) No SARs were outstanding during 1996.

The following table shows each potential Long-Term Incentive Plan award made to the executive officers named in the Summary Compensation Table above for the 1996 fiscal year.

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                            (B)            (C)            ESTIMATED FUTURE PAYOUTS
                         NUMBER OF     PERFORMANCE       NON-STOCK PRICE-BASED PLANS
                          SHARES,       OR OTHER     -----------------------------------
                         UNITS, OR    PERIOD UNTIL       (D)         (E)         (F)
         (A)               OTHER      MATURATION OR   THRESHOLD     TARGET     MAXIMUM
        NAME             RIGHTS(#)       PAYOUT          ($)         ($)         ($)
---------------------  -------------  -------------  -----------  ----------  ----------
D. W. Leatherdale           --          12/31/1998    $  42,565   $  219,917  $  354,705
P. A. Thiele                --          12/31/1998    $  25,684   $  132,699  $  214,030
M. L. Pabst                 --          12/31/1998    $  11,242   $   58,085  $   93,685
J. F. Duffy                 --          12/31/1998    $  14,965   $   77,321  $  124,712
M. J. Conroy                --          12/31/1998    $  11,806   $   60,996  $   98,380

These potential threshold, target and maximum awards under the Company's Long-Term Incentive Plan are based on the executives' current and estimated target salary levels. The goals for the applicable performance cycle are based on a performance standard which is weighted 40 percent on the Company's return on common equity and 60 percent on total shareholder return compared to that of the Peer Group over a three-year time period ending December 31, 1998. Awards earned are paid in cash during the quarter following the end of the applicable performance cycle. Beginning with the 1997-99 performance period, the Company will no longer offer long-term cash incentives.

The following table shows estimated annual benefits payable upon retirement at age 65 under all defined benefit plans of the Company.

                               PENSION PLAN TABLE

                                  YEARS OF SERVICE
               -------------------------------------------------------
REMUNERATION      15         20         25          30          35
-------------  ---------  ---------  ---------  ----------  ----------
 $   125,000     $33,750    $45,000    $56,250     $67,500     $67,500
 $   150,000      40,500     54,000     67,500      81,000      81,000
 $   175,000      47,250     63,000     78,750      94,500      94,500
 $   200,000      54,000     72,000     90,000     108,000     108,000
 $   225,000      60,750     81,000    101,250     121,500     121,500
 $   250,000      67,500     90,000    112,500     135,000     135,000
 $   300,000      81,000    108,000    135,000     162,000     162,000
 $   350,000      94,500    126,000    157,500     189,000     189,000
 $   400,000     108,000    144,000    180,000     216,000     216,000
 $   450,000     121,500    162,000    202,500     243,000     243,000
 $   500,000     135,000    180,000    225,000     270,000     270,000
 $ 1,000,000     270,000    360,000    450,000     540,000     540,000
 $ 1,500,000     405,000    540,000    675,000     810,000     810,000
 $ 2,000,000     540,000    720,000    900,000   1,080,000   1,080,000

All of the executive officers named in the Summary Compensation Table participate in the Company's defined benefit pension plans. The amount of their remuneration which is covered by the plans is the amount set forth in columns
(C) and (D) of the Summary Compensation Table. Plan benefits are calculated on the basis of a life annuity and are subject to integration with Social Security. Certain highly compensated Company employees may be entitled to slightly increased benefits under the plans, based on a formula of 55 percent of final average compensation prorated over 30 years, without any integration with Social Security (including Messrs. Leatherdale and Duffy). Based on those calculations, Messrs. Leatherdale and Duffy may be entitled to increased benefit amounts of approximately 1% more than benefits represented in the Pension Plan Table. These differing payments are the result of their pension benefits being grandfathered under a pension formula which was in place prior to 1989. The formula was changed in 1989 to comply with Internal Revenue Code requirements. The current number of credited years of service for those officers is as follows: Mr. Leatherdale-25; Mr. Thiele-17; Mr. Pabst-7; Mr. Duffy-15; and Mr. Conroy-3. Retirement benefits for Messrs. Leatherdale, Thiele, Pabst and Duffy are fully vested.

SPECIAL SEVERANCE POLICY

Under the Company's Special Severance Policy ("Policy"), severance benefits would be provided to eligible employees of the Company, including all of the executive officers named in the Summary Compensation Table (the "Named Executives"), in the event their employment terminates under certain conditions within two years following a Change of Control. Change of Control is generally defined the same as in the 1994 Stock Incentive Plan, as described on page 8. If the employment of any Named Executive is terminated within two years after a Change of Control by the employer other than for Cause, or employment is terminated by the employee for Good Reason, the Named Executive would become entitled to certain benefits.

Under the Policy the term "Cause" is defined as conviction of willfully engaging in illegal conduct constituting a felony or gross misdemeanor which is materially injurious to the employer; willful and continued failure to perform duties after a written demand, and permanent disability. "Good Reason" is defined to include such situations as an adverse change in status or position as a result of a material diminution in duties or responsibilities, the refusal to allow the Named Executive to engage in outside activities that were not prohibited before the Change of Control, a reduction in the employee's rate of compensation, job relocations of a certain type and failure to maintain benefits that are substantially the same as are in effect when the Change of Control occurs.

The following is a summary of the severance benefits provided to Named Executives under the Policy:

    1. A Named Executive Officer will receive a lump sum severance payment equal to 299 percent of his or her "annualized includible compensation for the base period" (as defined in Section 280G of the Internal Revenue
        Code).

    2. Participation will be continued for three years in those medical, dental, disability and life insurance programs in which the Named Executive participated on the date employment terminated.

    3.  Outplacement assistance will be provided.

    4. All payments to Named Executives are subject to reduction so that no amount will be subject to the federal excise tax on "excess parachute payments" imposed by Section 4999 of the Internal Revenue Code.

The Policy is subject to amendment or termination without the consent of the Named Executives at any time prior to a Change of Control. After a Change of Control, there are restrictions applicable to the amendment or termination of the Policy.

The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P 500 composite index and an index of peer companies selected by the Company.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                          THE ST. PAUL COMPANIES, INC.
              S&P 500 INDEX AND COMBINED S&P PROPERTY-CASUALTY AND
                          MULTILINE INSURANCE INDEXES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                  COMBINED S&P PROPERTY-
                                   Casualty And Multiline
            St. Paul    S&P 500         Insurance Indexes
12/31/91     $100.00    $100.00                   $100.00
1992         $109.51    $107.62                   $115.59
1993         $132.10    $118.46                   $121.67
1994         $136.43    $120.03                   $124.02
1995         $174.76    $165.13                   $182.68
12/31/96     $190.07    $203.05                   $228.18

Assumes $100 invested on December 31, 1991.

Companies in the combined S&P Property-Casualty and Multiline Insurance Indexes are as follows: The St. Paul Companies, Inc., SAFECO Corporation, General Re Corporation, ITT Hartford Group, USF&G Corporation, The Chubb Corporation, American International Group, Inc., Lincoln National Corporation, Travelers Group, CIGNA Corporation, Allstate Corporation and Loews Corporation. Returns of each of the companies included in the combined index have been weighted according to their respective market capitalizations. This group of companies approximates the Peer Group against which the Company compares its performance under its Long-Term Incentive Plan.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of capital stock of the Company by each person known to own 5 percent or more of the outstanding shares of each class of the Company's capital stock, each director and director nominee of the Company, each of the executive officers of the Company included in the Summary Compensation Table, and all directors, director nominees and executive officers of the Company as a group. Except as otherwise indicated, the shareholders indicated in the table have sole voting and investment powers with respect to the capital stock owned by them.

                                                                                    PERCENT OF   PERCENT OF CLASS OF
                                                               AMOUNT AND NATURE      CLASS            SERIES B
                                                                 OF BENEFICIAL      OF COMMON        CONVERTIBLE
                      BENEFICIAL OWNER                             OWNERSHIP          STOCK       PREFERRED STOCK(6)
------------------------------------------------------------  -------------------   ----------   --------------------
Sanford C. Bernstein & Co., Inc.                              7,727,250(1)             9.3                   0
767 Fifth Avenue
New York, NY 10153
The Capital Group Companies, Inc.                             6,835,770(2)             8.2                   0
333 South Hope Street
Los Angeles, CA 90071
First Bank System, Inc.                                       5,266,695(3)             6.3                   0
and Subsidiaries
601 2nd Avenue South
Minneapolis, MN 55402-4302
State Street Bank                                             1,953,793(4)             2.34(4)             100(4)
and Trust Company
P.O. Box 1992
Boston, MA 02105
D. W. Leatherdale                                               354,818(5)              *                    0
P. A. Thiele                                                    150,861(5)              *                    0
M. L. Pabst                                                      69,718(5)              *                    0
J. F. Duffy                                                     121,283(5)              *                    0
M. J. Conroy                                                     32,442(5)              *                    0
M. R. Bonsignore                                                  7,290(5)              *                    0
J. H. Dasburg                                                    13,405(5)              *                    0
W. J. Driscoll                                                   16,501(5)              *                    0
P. M. Grieve                                                     12,501(5)              *                    0
R. James                                                          4,609(5)              *                    0
D. G. John                                                            0(5)              *                    0
W. H. Kling                                                       8,501(5)              *                    0
B. K. MacLaury                                                    7,245(5)              *                    0

                                                                                    PERCENT OF   PERCENT OF CLASS OF
                                                               AMOUNT AND NATURE      CLASS            SERIES B
                                                                 OF BENEFICIAL      OF COMMON        CONVERTIBLE
                      BENEFICIAL OWNER                             OWNERSHIP          STOCK       PREFERRED STOCK(6)
------------------------------------------------------------  -------------------   ----------   --------------------
G. D. Nelson, M.D.                                               19,907(5)              *                    0
A. M. Pampusch, Ph.D.                                             8,593(5)              *                    0
G. M. Sprenger                                                    1,405(5)              *                    0
All Directors, Director Nominees and Executive Officers as a  1,335,745(5)           1.6                     0
Group (28 Persons)

------------------------
* Indicates ownership of less than 1% of the Company's outstanding common stock.

(1) This figure, as of December 31, 1996, was reported in a 13G filed with the Securities and Exchange Commission. With respect to those shares, Sanford C. Bernstein & Co., Inc. had sole power to direct the vote of 3,987,066 shares, shared power to direct the vote of 968,216 shares, and sole power to direct the disposition of all 7,727,500 shares.

(2) This figure, as of December 31, 1996, was reported in a Schedule 13G filed with the Securities and Exchange Commission. With respect to those shares, The Capital Group Companies, Inc., its Capital Research and Management Company operating subsidiary and related investment funds had no sole or shared power to direct the vote of Company shares and sole power to direct the disposition of all 6,835,770 shares. The Capital Group Companies, Inc. has advised the Company that neither The Capital Group Companies, Inc. nor any of its affiliates owns any Company shares for its own account and that no managed account by itself owns 5% or more of the Company's outstanding common stock.

(3) This figure, as of December 31, 1996, was reported in a Schedule 13G filed with the Securities and Exchange Commission. With respect to those shares, First Bank System, Inc. and its subsidiaries (together the "First Bank System") had sole power to direct the vote of 1,792,405 shares, shared power to direct the vote of 3,396,594 shares, sole power to direct the disposition of 1,447,517 shares and shared power to direct the disposition of 3,708,462 shares. Of the total beneficially owned by First Bank System, First Trust National Association ("First Trust"), an affiliate of First Bank System, beneficially owned 4,033,211 shares in its capacity as trustee of the Company's Employee Stock Ownership Plan Trust. First Trust has advised the Company that no beneficiary of any account for which it acts as fiduciary owns beneficially through such account as much as 5% of the outstanding common stock of the Company.

(4) These figures, calculated as of February 28, 1997, are based on information provided by State Street Bank and Trust Company. Included in these figures are 3,928,805 shares of the Company's common stock issuable upon conversion of 982,201 shares of Series B convertible preferred stock which State Street may be deemed to beneficially own in its capacity as trustee of the Company's Savings Plus Preferred Stock Ownership Trust.

(5) Under the Company's stock option plan, the named executive officers and directors have the right to acquire beneficial ownership of the following number of shares within 60 calendar days: Mr. Leatherdale 265,428; Mr. Thiele 124,280; Mr. Pabst 57,110; Mr. Duffy 96,980; Mr. Conroy 27,500;
    Messrs. Driscoll,  Grieve  and  MacLaury 6,000  each;  Dr.  Pampusch  5,800;

    Messrs. Bonsignore and Kling 5,000 each; Dr. Nelson 4,000; Mr. James 3,000; Mr. Dasburg 2,000; Mr. Sprenger 1,000 and all directors, director nominees and executive officers as a group 1,015,052. These shares are included in the totals shown for each individual and the group of all directors, director nominees and executive officers.
    The following number of restricted shares are held, as of March 1, 1997, by the Company under its restricted stock award plan, stock incentive plan, and non-employee director stock retainer plan, for the named executive officers and director nominees: Mr. Leatherdale 1,899; Mr. Thiele 12,000; Mr. Conroy 2,000; Mr. Bonsignore 2,290; Dr. Pampusch 1,963; Dr. Nelson 1,907; Mr. James 1,377; Mr. MacLaury 1,045; Messrs. Dasburg and Sprenger 405 each; and Messrs. Driscoll, Grieve, and Kling 2,501 each. Those director nominees and executive officers have sole voting power and no investment power with respect to those shares.
    Under the Company's directors' deferred compensation plan, participating non-officer directors are eligible to defer directors' fees to prime rate and/or common stock equivalent accounts. Directors electing common stock equivalents have their deferred accounts credited with the number of common shares of the Company which could have been purchased with the fees on the date they were deferred. This is a "phantom" arrangement and no common shares are actually purchased or held for any director's account. However, dividends on phantom shares are credited to participating directors' accounts, and the value of a participating director's common stock account fluctuates with changes in the market value of the Company's common stock. As of December 31, 1996, the following directors had phantom shares credited to their common stock accounts in this plan: Mr. Bonsignore 2,843 shares; Mr. Dasburg 1,170 shares; Mr. Grieve 11,893 shares; Mr. MacLaury 270 shares; Mr. Nelson 704 shares; and Dr. Pampusch 961 shares. Under the Company's
    Employee Stock Ownership Plan (ESOP), the following number of shares of common stock have been allocated to the ESOP accounts of the following executive officers Mr. Leatherdale 3,748; Mr. Thiele 2,935; Mr. Pabst 2,875; Mr. Duffy 3,193; Mr. Conroy 485; and all executive officers as a group 39,044. These shares are included in the totals shown for each executive officer and for all executive officers as a group. Employees (including executive officers) have sole voting power and no investment power over shares allocated to their ESOP accounts, except that participants age 55 and over may elect to diversify a portion of their ESOP account into investments offered through the Savings Plus Plan or otherwise.

(6) Under the Company's Savings Plus Preferred Stock Ownership Plan (PSOP), the following number of Series B convertible preferred shares have been allocated to the PSOP accounts of the following executive officers: Mr. Leatherdale 140 shares; Mr. Thiele 238 shares; Mr. Pabst 132 shares; Mr. Duffy 168 shares; Mr. Conroy 55 shares; and all executive officers as a group 2,726 shares. Each share of Series B preferred stock is convertible into and votes as if it were four shares of the Company's common stock. These shares, as if converted to common stock, are included in the totals shown for each executive officer and for all executive officers as a group. Employees (including executive officers) have sole voting power and no investment power over shares allocated to their PSOP accounts. In addition, under the Company's Benefit Equalization Plan, the following number of "phantom" Series B convertible preferred shares have been allocated to the accounts of the following executive officers: Mr. Leatherdale 792 shares; Mr. Thiele 205 shares; Mr. Pabst 182 shares; Mr. Duffy 239 shares; Mr. Conroy 29; and all executive officers as a group 2,207 shares.

SHAREHOLDER PROPOSALS--1998 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at the Company's Annual Meeting of Shareholders scheduled to be held on May 5, 1998, the proposal should be mailed by Certified Mail-Return Receipt Requested to the Company's corporate secretary, 385 Washington Street, St. Paul, MN 55102. A proposal must be received by the Company by November 26, 1997, in order to be considered for inclusion in the Company's 1998 Annual Meeting Proxy Statement and form of proxy to be mailed in March of 1998.

OTHER BUSINESS

The Board of Directors does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

           [SIGNATURE]

Bruce A. Backberg      St. Paul, Minnesota
Vice President and          March 19, 1997
Corporate Secretary
By Authority of the
Board of Directors

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST ADDRESSED TO:
                                   BRUCE A. BACKBERG
                                     VICE PRESIDENT AND CORPORATE SECRETARY
                                     THE ST. PAUL COMPANIES, INC.
                                     385 WASHINGTON STREET
                                     ST. PAUL, MN 55102

PROXY

                       THE ST. PAUL COMPANIES, INC.

               FOR ANNUAL MEETING OF SHAREHOLDERS--MAY 6, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Douglas W. Leatherdale, Bruce A. Backberg and Andrew I. Douglass, or any one or more of them, with power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of The St. Paul Companies, Inc. to be held on May 6, 1997 at 2:00 P.M. (Central Daylight Time) at the office of the Company, 385 Washington Street, St. Paul, Minnesota, and at any adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as indicated in this proxy.

     Nominees: Michael R. Bonsignore, John H. Dasburg, W. John Driscoll, Pierson M. Grieve, Ronald James, David G. John, William H. Kling, Douglas W. Leatherdale, Bruce K. MacLaury, Glen D. Nelson, Anita M. Pampusch, Gordon M. Sprenger, and Patrick A. Thiele.

(In addition to the shares held in the name of the shareholder(s), the number of shares shown on the reverse side hereof will include any shares purchased for the shareholder(s) in the Company's Dividend Reinvestment Plan and held by First Chicago Trust Company of New York under the Plan.)

                                                               SEE REVERSE SIDE

/X/                                                                       6609
PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

           THE PROXIES ARE INSTRUCTED TO VOTE MY SHARES AS FOLLOWS:

SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT (DESIGNATED AS PROPOSALS 2 AND 3) AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                    FOR                 WITHHELD
1. Election of
   DIRECTORS                        / /                   / /
   (see reverse)

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                            FOR       AGAINST           ABSTAIN
2. Proposal to ratify the selection of
   KPMG Peat Marwick LLP as the             / /         / /               / /
   independent auditors of the Company.
                                            FOR       AGAINST           ABSTAIN
3. Proposal to Approve the Company's
   Special Leveraged Stock Purchase         / /        / /               / /
   Program.
                                            FOR       AGAINST           ABSTAIN
4. To vote with discretionary
   authority upon such other matters       / /        / /               / /
   as may come before the meeting.



                                     THE ST. PAUL COMPANIES, INC.
                              385 WASHINGTON STREET, ST. PAUL, MINNESOTA 55102
                                       TELEPHONE  (612) 310-7911

                THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, BOTH DATED MARCH 19, 1997, AND ALSO OF THE ANNUAL REPORT TO THE SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1996.
                Note:  Please sign name(s) exactly as registered.

                ______________________________________________________________
                SIGNATURE(S)                         DATED:               1997

                ______________________________________________________________